                                                                     Exhibit 1.1

                               PURCHASE AGREEMENT

         This Agreement is made as of this __ day of April, 2000 between Safeguard Scientifics, Inc., a Pennsylvania corporation ("Safeguard"), and each of the entities listed in Schedule I hereto (each a "Purchaser" and collectively, the "Purchasers), with reference to the following Recitals:

                  A. On the terms and conditions set forth herein, Safeguard proposes to sell to each Purchaser the number of shares (the "Purchased Shares") of Common Stock of Safeguard, par value $0.10 per share (the "Common Stock") set forth opposite such Purchaser's name on
         Schedule I at the price per Purchased Share set forth on Schedule I ("Per Share Purchase Price") and the Purchasers each desire to purchase such Purchased Shares.


                  B. Safeguard has filed with the Securities and Exchange Commission (the "SEC") the Registration Statement (hereinafter defined) covering the registration of the offer and sale of the Purchased Shares under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement became effective on April __, 2000 (the "Effective Date").


                  C. Capitalized terms used herein shall have the meaning ascribed thereto in Annex A.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                      PURCHASE AND SALE OF PURCHASED SHARES


         SECTION 1.1 PURCHASE AND SALE OF PURCHASED SHARES. Subject to the terms and conditions hereinafter set forth, at the Closing (hereinafter defined), Safeguard shall sell to each Purchaser, severally and not jointly, and each Purchaser shall purchase, severally and not jointly, from Safeguard the number of Purchased Shares set forth in Schedule I opposite the name of such Purchaser for the Per Share Purchase Price multiplied by the number of Purchased Shares being purchased by such Purchaser. The number of Purchased Shares and the Per Share Purchase Price shall be adjusted appropriately to reflect all stock dividends, splits, combinations and similar transactions which affect the Common Stock with a record date after the date hereof but prior to the Closing Date (for the avoidance of doubt, the number of Purchased Shares and the Per Share Purchase Price shall not be so adjusted with respect to the three for one stock split effected in the form of a stock dividend to holders of shares of Common Stock of record on March 13, 2000, which has already been reflected in the Purchased Shares and Per Share Purchase Price set forth in Schedule I). This Purchase Agreement may be one of a series of purchase agreements between Safeguard and a limited number of strategic investors under which Safeguard may agree to sell during the period ending on April 28, 2000, additional shares of Common Stock at a price based upon the closing price per share of the Common Stock on the New York Stock Exchange on the date of execution of such purchase agreement.



         SECTION 1.2       CLOSING.


                  (a) Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on the second business day after the date hereof (such date, the "Closing Date"), at 9:00 A.M. at the offices of Morgan, Lewis & Bockius LLP at 1701 Market Street, Philadelphia, Pennsylvania, or at such other time or place as the Purchasers and Safeguard may agree, but in no case later than 15 business days following the Effective Date.

                  (b) The failure of any Purchaser to perform its obligations hereunder and complete the purchase of the Purchased Shares of such Purchaser shall not affect the obligations of any other Purchaser hereunder.


         SECTION 1.3       DELIVERIES.



                  (a) At the Closing, Safeguard shall deliver, or shall irrevocably instruct its transfer agent to deliver, to each Purchaser a certificate or certificates for the Purchased Shares being purchased by such Purchaser, which shall be validly issued, fully paid, nonassessable and free and clear of all Liens, registered in the name of such Purchaser, and bearing the legend described in Section 3.7 hereof, against payment by such Purchaser, by wire transfer of immediately available funds to such bank account as Safeguard shall designate, of an amount equal to the Per Share Purchase Price multiplied by the number of Purchased Shares being purchased by such Purchaser.


                  (b) At the Closing, Safeguard shall also deliver to each Purchaser, and each Purchaser shall deliver to Safeguard, as applicable, the certificates and opinion referred to in Sections 5.2 and 5.3 hereof.


                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                                    SAFEGUARD

         Safeguard represents and warrants to the Purchasers the following:

         SECTION 2.1 ORGANIZATION AND POWERS. Safeguard is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Safeguard has all requisite corporate power and authority to carry on its business as it has been and is now and as is currently contemplated to be conducted and to own, lease and operate the properties and assets used in connection therewith.

         SECTION 2.2 AUTHORITY; BINDING EFFECT. Safeguard has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of Safeguard by Applicable Law, the amended and restated Articles of Incorporation and Bylaws of Safeguard (the "Safeguard Charter Documents") or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, has been taken. This Agreement constitutes the valid and binding agreement of Safeguard, enforceable against Safeguard in accordance with its terms, except (y) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (z) for the limitations imposed by general principles of equity.

         SECTION 2.3 NO CONFLICT; APPROVALS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with the Safeguard Charter Documents or any Court Order (b) result in a Default under any material Contract to which Safeguard or any of its Subsidiaries is a party or by which it is bound, or (c) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations referred to in Section 2.4 hereof or the Registration Statement, and the approval by the New York Stock Exchange ("NYSE") of the listing of the Purchased Shares, conflict with or result in a Default of any License or any Applicable Law, except, in the case of clauses (b) and (c), for any such Defaults or Liens which would not have a Safeguard Material Adverse Effect and do not impair the ability of Safeguard to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

         SECTION 2.4 GOVERNMENTAL CONSENTS AND APPROVALS. Based in part upon the representations and warranties of the Purchasers contained herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notification to or License from any Governmental Authority, except where the failure to obtain such Licenses or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement and would not have a Safeguard Material Adverse Effect.

         SECTION 2.5 ISSUANCE OF SHARES. The issuance and sale of the Purchased Shares have been duly authorized and, upon the issuance of such shares in accordance with the provisions of this Agreement, such shares will be validly issued and outstanding, fully paid and nonassessable shares of Common Stock, free of preemptive or similar rights.


         SECTION 2.6 REGISTRATION RIGHTS. Safeguard is not under any obligation to register any of its securities under the Securities Act except (i) as provided in this Agreement, (ii) as provided in the Transaction Agreement, dated February 28, 2000 between Safeguard and Textron Inc., or (iii) pursuant to the Registration Rights Agreement, dated June 3, 1999, between Safeguard and Credit Suisse First Boston Corporation (the "1999 Notes Agreement").

         SECTION 2.7       The Registration Statement.

                  (a) The Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act nor, to the knowledge of Safeguard, have any proceedings therefor been initiated or threatened by the Commission.

                  (b) The Registration Statement does not contain, as of the Effective Date, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Registration Statement as of the date hereof omits the information contained herein with respect to the number of Purchased Shares and Per Share Purchase Price.

         SECTION 2.8       Absence of Certain Changes; Liabilities.

                  (a) Except as disclosed in the Registration Statement, since December 31, 1999, Safeguard and its Subsidiaries have not been subject to, and have no knowledge of, any events or conditions of any character that would have a Safeguard Material Adverse Effect or impair the ability of Safeguard to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

                  (b) Except as disclosed in the Registration Statement, neither Safeguard nor any of its subsidiaries had at December 31, 1999 or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies , (i) which are accrued or reserved against in the audited consolidated financial statement of Safeguard for the year ended and as at December 31, 1999 or reflected in the notes thereto or (ii) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Safeguard Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of Safeguard and its Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.



         SECTION 2.9 ABSENCE OF LITIGATION; CLAIMS. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Safeguard, threatened against Safeguard or any of its Subsidiaries, or any properties or rights of Safeguard or any of its Subsidiaries, before any Governmental Authority or arbitrator, which are reasonably expected to have a Safeguard Material Adverse Effect or impair the ability of Safeguard to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, nor is there any Court Order or judgment, decree, injunction, ruling or order of any arbitrator outstanding against Safeguard or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have a Safeguard Material Adverse Effect.

         SECTION 2.10 CAPITALIZATION. As of the date hereof, the authorized and outstanding shares of capital stock of Safeguard is as shown in the Registration Statement. All outstanding shares of capital stock of Safeguard are duly authorized and have been validly issued and are fully paid, nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are as of the date hereof no outstanding obligations of Safeguard to issue or deliver or to repurchase, redeem or otherwise acquire any Safeguard securities.

         SECTION 2.11 BROKERS AND FINDERS. Neither Safeguard nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                 THE PURCHASERS

         Each Purchaser, severally and not jointly, represents and warrants to Safeguard the following:

         SECTION 3.1 ORGANIZATION AND POWERS. Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         SECTION 3.2 AUTHORITY; BINDING EFFECT. Such Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of such Purchaser by Applicable Law, the Certificate or Articles of Incorporation and Bylaws or comparable governing documents of each Purchaser (the "Purchaser's Charter Documents") or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement, and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, has been taken. This Agreement constitutes the valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (y) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (z) for the limitations imposed by general principles of equity.

         SECTION 3.3 NO CONFLICT; APPROVALS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with such Purchaser's Charter Documents, (b) result in a Default under any material Contract to which such Purchaser or any of such Purchaser's Subsidiaries is a party or by which it is bound, or (c) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.4, conflict with or result in a Default of any License or any Applicable Law, except, in the case of clauses (b) and (c), for any such Default or Liens which would not impair the ability of such Purchaser to perform such Purchaser's obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

         SECTION 3.4 GOVERNMENTAL CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notification to or License from any Governmental Authority, except where the failure to obtain such Licenses or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement.

         SECTION 3.5 BROKERS AND FINDERS. Neither such Purchaser nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, which in either case would require a payment by Safeguard.

         SECTION 3.6 HART-SCOTT-RODINO. Such Purchaser hereby warrants, represents and covenants that based on the requirements and standards set forth in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations promulgated by the Federal Trade Commission thereunder at 16 C.F.R. Parts 801-803 (the "HSR Regulations"), such Purchaser's acquisition of Purchased Shares is made solely for the purpose of investment, and pursuant to 16 C.F.R. Section 801.1(i)(1), such Purchaser has no intention of participating in the formulation, determination, or direction of the basic business decisions of Safeguard. Capitalized terms used in this paragraph but not defined in this Agreement shall have the meanings assigned to them in the HSR Act and the HSR Regulations. Such Purchaser hereby agrees to indemnify and hold harmless Safeguard from any claim, proceeding, fine, penalty or other liability, and from all related expenses (including attorney's fees), which it may incur by reason of its reliance on any of such Purchaser's warranties, representations, and covenants contained in this Section 3.7.

         SECTION 3.7 RESTRICTIVE LEGEND. Such Purchaser hereby acknowledges and agrees that certificates representing the Purchased Shares may bear the following legend:


                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS SET FORTH IN ARTICLE 6 OF A

                  PURCHASE AGREEMENT, DATED APRIL __, 2000 BETWEEN THE ISSUER AND THE ENTITIES LISTED IN SCHEDULE I THERETO.

         SECTION 3.8 REGISTRATION STATEMENT. Such Purchaser has received and reviewed a copy of the Registration Statement.

                                   ARTICLE IV
                                OTHER AGREEMENTS

         SECTION 4.1 REASONABLE BEST EFFORTS. Except as otherwise provided herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated hereby in the most expeditious manner practicable, including, without limitation, the satisfaction of all conditions to the obligations of the parties to consummate the Closing as promptly as practicable, but in no event later than 15 business days after the Effective Date.

         SECTION 4.2 PUBLIC ANNOUNCEMENTS. The parties hereto shall not, and shall not permit their representatives to, make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Authorities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

         SECTION 4.3 NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach.

         SECTION 4.4 REGULATORY AND OTHER AUTHORIZATIONS. Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and to obtain all consents of Governmental Authorities and non-governmental third parties that may be or become necessary with respect to its respective execution and delivery of, and the performance of its respective obligations pursuant to this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such consents.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

         SECTION 5.1 CONDITIONS TO THE OBLIGATIONS OF SAFEGUARD AND THE PURCHASERS. The respective obligations of Safeguard and the Purchasers to consummate the transactions contemplated hereby are subject to the requirements that

                  (a) Effectiveness of Registration Statement. No stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act nor shall have any proceedings therefor been initiated or threatened by the Commission.

                  (b) Illegality. No action shall have been taken by a Governmental Authority nor any Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or arbitrator, which is in effect and has the effect of making the transaction contemplated hereby illegal or otherwise prohibiting the consummation of the transaction contemplated hereby.

                  (c) NYSE Listing. Approval for listing by NYSE upon official notice of issuance of the Purchased Shares shall have been received by Safeguard.

         SECTION 5.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS. The obligations of the Purchasers to consummate the transactions contemplated hereby are subject to the further requirements that:

                  (a) Representations and Warranties. The representations and warranties of Safeguard contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by materiality in which case, to the extent of such qualification, they shall be true and correct in all respects) on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing, Safeguard shall have delivered to the Purchasers a certificate to that effect.

                  (b) Performance of Obligations. Each of the obligations of Safeguard to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing, Safeguard shall have delivered to the Purchasers a certificate to that effect.

                  (c) Opinion of Counsel. The Purchasers shall have received the written opinion dated the Closing Date of counsel for Safeguard substantially in the form of Annex B hereto.

         SECTION 5.3 CONDITIONS TO THE OBLIGATIONS OF SAFEGUARD. The obligations of

Safeguard to consummate the transactions contemplated hereby are subject to the further requirements that:


                  (a) Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by materiality in which case, to the extent of such qualification, they shall be true and correct in all respects) on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing, each Purchaser shall have delivered to Safeguard a certificate to that effect.


                  (b) Performance of Obligations. Each of the obligations of the Purchasers to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing, each Purchaser shall have delivered to Safeguard a certificate to that effect.

                                   ARTICLE VI
                        TRANSFER AND VOTING RESTRICTIONS

         SECTION 6.1       Transfer Restrictions.


                  (a) One Year Restrictions. Until the first anniversary of the date hereof, each Purchaser agrees not to, directly or indirectly, make any Transfer of the Purchased Shares. "Transfer" shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition or transfer of any of the Purchased Shares or (ii) any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Purchased Shares. The foregoing transfer restriction shall not apply to the Transfer by the Purchaser, or any affiliate of the Purchaser, to an affiliate of the Purchaser, provided that any such transferee has agreed in writing for the benefit of Safeguard to be bound by this Section 6.1(a), provided and to the extent this section is then applicable, and any Transfer by an affiliate of the Purchaser (other than to another affiliate of the Purchaser) shall be treated as a Transfer by the Purchaser for purposes of the foregoing transfer restriction. For purposes of this Section 6.1(a), an "affiliate" of the Purchaser shall mean any (i) entity more than 50% of the outstanding equity interests of which are owned, directly or indirectly, by the Purchaser, (ii) ERISA plans sponsored, maintained or contributed to by the Purchaser of its subsidiaries and (iii) charitable fund or foundation supported by the Purchaser.


                  (b) No Distribution. Each Purchaser agrees that it will not engage in a "distribution" within the meaning of Rule 100 of Reg. M promulgated under the Exchange Act with respect to the Purchased Shares.

         SECTION 6.2       Right of First Refusal.

                  (a) If any Purchaser desires to Transfer any Purchased Shares (except in sales made in compliance with the volume and manner of sale limitations set forth in Rule 144(e), (f), (g) or (k) of the Securities Act, such sales being referred to herein as "Market Sales"), such Purchaser shall give at least 30 days written notice to Safeguard ("Sales Notice") of such intention. The Sales Notice shall set forth the (x) number of Purchased Shares proposed to be transferred (the "Offered Shares"), (y) the amount of consideration to be paid for the Purchased Shares (the "Offered Price") and (z) the name of the proposed purchaser of such Offered Shares (the "Proposed Purchaser").

                  (b) The Sales Notice shall constitute an irrevocable offer (the "Offer") by such Purchaser to sell to Safeguard the Offered Shares at the Offered Price. Safeguard shall have the right (the "Right of First Refusal"), exercisable by written notice given by Safeguard to such Purchaser ("Exercise Notice") within 15 days after receipt of such Sales Notice, to purchase all, but not a part of, the Offered Shares specified in such Sales Notice for cash at the Offered Price.

                  (c) If Safeguard elects to purchase the Offered Shares, the closing of the purchase of the Offered Shares shall take place on a mutually acceptable closing date which shall be not more than 30 days after delivery of the Exercise Notice. The closing shall take place at a time and place as the parties mutually agree.

                  (d) On the closing date, such Purchaser shall deliver the certificates representing the Offered Shares and such other documents as Safeguard may reasonably request. The Offered Price shall be paid by wire transfer of immediately available funds on the closing date.

                  (e) If Safeguard fails to elect to purchase the Offered Shares within 15 days after receiving a Sales Notice, then such Purchaser may transfer the Purchased Shares identified in the Sales Notice to the Proposed Purchaser within 30 days following the expiration of the Right of First Refusal upon the terms set forth in the Sales Notice, but the transferee must as a condition to the transfer, agree in writing to be bound by all the terms and provisions of this Agreement. Offered Shares not so transferred within such 30-day period shall remain subject to this Agreement.


         SECTION 6.3 VOTING RESTRICTIONS. Whenever any Purchaser, or any transferee to which any Purchaser transferred Purchased Shares (other than transferees in Market Sales), shall have the right to vote any Purchased Shares, such shareholder shall vote or caused to be voted all Purchased Shares beneficially owned by it in the manner recommended by Safeguard's Board of Directors, if such a recommendation is given, except that during any period or at any time when there shall be in full force and effect a valid order or judgment of a court of competent jurisdiction or a ruling, pronouncement or requirement of the New York Stock Exchange ("NYSE"), to the effect that the foregoing provision of this Section 6.3 is invalid, void, unenforceable or not in accordance with NYSE policy, then such shareholder will, if so requested by Safeguard's Board of Directors, vote or cause to be voted all Purchased Shares beneficially owned by it in the same proportion as the votes cast by or on behalf of the other holders of Common Stock.



                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 TERMINATION. This Agreement may be terminated (by written notice by the terminating party to the other parties) and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) By mutual written consent of each of Safeguard and the Purchasers;


                  (b) By either Safeguard or the Purchasers if the Closing shall not have occurred on or before the fifteenth business day following the Effective Date (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;


                  (c) By Safeguard if the Purchasers shall have breached, or failed to comply with, in any material respect any of their obligations under this Agreement or any representation or warranty made by a Purchaser shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to impair the ability of the Purchasers to perform their obligations under this Agreement, and by the Purchasers if Safeguard shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Safeguard shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to impair the ability of Safeguard to perform its obligations under this Agreement.


         SECTION 7.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability of any party (or any Affiliate or representative of such party) to any other party, except that nothing herein shall relieve any party for willful breach or non-performance. The provisions of Section 4.2 shall survive any termination of this Agreement pursuant to Section 7.1.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.2 WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

         SECTION 8.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties as follows:

         if to Safeguard:

                  Safeguard Scientifics, Inc.
                  800 The Safeguard Building
                  735 Devon Park Drive
                  Wayne, PA  19087
                  Telecopy:  (610) 293-0601
                  Attention: General Counsel

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103
                  Telecopy:  (215) 963-5299
                  Attention:  N. Jeffrey Klauder, Esquire

         if to the Purchasers:


to their respective addresses set forth on Schedule I or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.


         SECTION 8.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. The parties waive all right to trial by jury in any action, suit or proceeding to enforce or defend any rights or remedies under this Agreement.

         SECTION 8.5 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 8.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 8.7 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         SECTION 8.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal representatives and successors. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

         SECTION 8.9 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         SECTION 8.10 FURTHER ASSURANCES. After Closing, the parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant to this Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                          SAFEGUARD SCIENTIFICS, INC.


                                          By:_________________________________
                                          Name:
                                          Title:


                                          [INSERT PURCHASER SIGNATURE BLOCKS]

                                          By:_________________________________
                                          Name:
                                          Title:

                                                                      SCHEDULE I


PER SHARE PURCHASE PRICE  .  . . . . . . . . . . . . . . . . . .$_________
-------------------------

                               TABLE OF PURCHASERS

---------------------------------------- -------------------------------------- --------------------------------------
 NAME ADDRESS AND TAX IDENTIFICATION          NUMBER OF PURCHASED SHARES              AGGREGATE PURCHASE PRICE
          NUMBER OF PURCHASER
---------------------------------------- -------------------------------------- --------------------------------------










                                                                         ANNEX A

                                   DEFINITIONS

         The following terms, as used in this Agreement, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person

          "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets or Representatives (in connection with such Representative's activities on behalf of such Person or any of its Affiliates).

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Contracts" means all contracts, agreements, undertakings, leases, licenses, commitments, sales and purchase orders and other instruments of any kind, whether written or oral.

          "Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Authority that is binding on any person or its property under Applicable Law.

         "Default" means (1) a violation, breach of or default under any Contract, License, Court Order or Applicable Law, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a violation, breach of or default under any Contract, License, Court Order or Applicable Law, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or License.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

         "Licenses" means licenses, franchises, permits, certificates, approvals, easements, rights and other authorizations.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the named Person, to which the named Person is a party or by which it or any of such businesses, assets or liabilities may be bound or affected.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a Governmental Authority.

         "Registration Statement" means the registration statement on Form S-3 (No. 333-________) filed by Safeguard with the SEC on March 15, 2000, including all amendments thereto and any prospectus filed in accordance with the provisions of Rule 430A and paragraph (b) of Rule 424 of the rules and regulations promulgated under the Securities Act, and including the exhibits thereto, schedules thereto, if any, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, at the time it became effective.

         "Safeguard Material Adverse Effect" means any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, could reasonably be expected to have a material adverse effect on the financial condition, operating results or business of Safeguard and its Subsidiaries, taken as a whole.

          "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

                                                                         ANNEX B

                             FORM OF COUNSEL OPINION



                                                              April __, 2000

[Names and Addresses of Purchasers]





Re: Purchase Agreement, dated April __, 2000, between Safeguard Scientifics, Inc. and the Purchasers listed on Schedule I thereto


Ladies and Gentlemen:

         We have acted as counsel for Safeguard Scientifics, Inc., a Pennsylvania corporation ("Safeguard"), in connection with the above captioned Purchase Agreement, dated April __, 2000 (the "Agreement"), between Safeguard and the Purchasers listed on Schedule I thereto. All capitalized terms used herein without definition are used herein with the respective meanings ascribed to them in the Agreement. This opinion is being delivered to you pursuant to
Section 5.2(c) of the Agreement.

         In rendering this opinion, we have examined executed counterparts or copies certified or otherwise identified to our satisfaction, of the Agreement. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon the representations set forth in the Agreement of the parties thereto, and upon such certificates of officers and representatives of such parties as we have deemed relevant, as well as upon the certificates delivered in connection with the Closing under the Agreement. We have made no independent factual investigation with respect to such matters.

         We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have also assumed with respect to each party other than Safeguard (i) that the Agreement has been duly authorized, executed and delivered by each party thereto, (ii) that each such party has full power and authority to execute, deliver and perform Agreement, and (iii) that the Agreement is the legal, valid and binding obligation of each such party, enforceable against each such party under applicable law.

         In connection with the foregoing, we have made no independent review or investigation of any nature as to the assumptions set forth or referred to herein or as to the representations upon which we are relying, and no inference as to any knowledge of these legal or factual matters by this Firm should be drawn from our representation of Safeguard.

         Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Purchased Shares to be issued in the transactions contemplated by the Agreement have been duly authorized, and, upon consummation of the transactions contemplated hereby, that such Purchased Shares will be validly issued, fully paid and nonassessable shares of Common Stock of Safeguard.

         2. The Agreement constitutes the valid and binding agreement of Safeguard, enforceable against Safeguard in accordance with its terms, except
(a) to the extent that the rights of a party to indemnification or contribution thereunder may be limited by applicable securities laws, (b) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, (c) for the limitations imposed by general principles of equity.

         3. Safeguard is not, and after giving effect to sale of the Purchased Shares and the application of the proceeds therefrom will not be required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         Our opinion contained in numbered paragraph 3 is based solely upon the opinion, of even date herewith, of Davis, Polk & Wardwell, a copy of which is attached hereto.

         The opinion expressed herein is limited to matters governed by the federal laws of the United States, the laws of the Commonwealth of Pennsylvania and the State of New York; provided, however, that no opinion is given in respect of the adequacy of disclosure provided in connection with the offer or sale of the Purchased Shares. Except as specified in the next sentence, to the extent that any opinion herein relates to matters governed by any laws other than the laws to which the opinions expressed herein are limited, we have assumed that such laws are the same in all relevant respects as the laws of the Commonwealth of Pennsylvania.

         The foregoing opinion is given as of the date hereof, and we assume no obligation to update or supplement the foregoing opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is solely for the benefit of the addressees hereof for use in connection with the transactions contemplated by the Agreement and may not be relied upon by any other person or for any other purpose without our express written consent.

                                        Very truly yours,